Exhibit 2.3

                           MARKETING CHANNEL AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into by and between
PHON-NET.COM Inc., a Florida corporation (the "Partner") and Cormax Business
Solutions, Ltd., an Alberta corporation (the "Channel"); the Channel and the
Partner being hereinafter collectively referred to as the "Parties" and generically as a "Party."

                                P R E A M B L E :

     WHEREAS, the Channel has bundle service packages for telecommunication and network centric solutions; and

     WHEREAS, the Partner desires to resell the Channel's services to provide the Partner with a core suite of products to market and sell to the general public; and

     WHEREAS, the Partner is relying upon the Channel to provide a training program, customer service, and installation and customer support services for their clients of products; and

     WHEREAS, the Partner is agreeable to such arrangement, subject to the following terms and conditions:

     NOW, THEREFORE, in consideration for the agreement to perform the hereinafter described services as well as of the premises, the sum of TEN
DOLLARS ($10.00), and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   WITNESSETH:

                                   ARTICLE ONE
                                    RETENTION

1.1     Duties - General Purpose

     The Partner hereby engages and retains the Channel to act as its Partner to assist it in developing a comprehensive corporate sales plan, restructuring the products offered, assist in recruiting a new management team and such other related services as the Channel deems necessary to provide the Partner.

1.2     Development Duties

     The Channel's duties, which relate to the operation of the Partner and for which it will receive the compensation specified elsewhere in this Agreement are:

     (a)  To prepare a proposal for restructuring the goals and direction of the
          Partner;
     (b)  To develop a strategy for Business Development and identify key business relationship for the development of the Partner's business;
     (c)  To develop Product packaging
     (d)  Recruit and develop new management team to complete the development of the Direct Connect product and increase the Product offering.
     (e)  Build and Develop a sales force to sell the Partner's products
     (f)  Advise the current Board on different opportunities in the Market.
     (g)  Assist in the completion of the development of the Direct Connection
          Product

1.3     Additional Duties

     (a)  In the event the Partner requests that the Channel render services to it other than those specified in this Agreement, the Partner and the
          Channel shall enter into a written supplemental agreement setting forth the duties to be performed and the compensation there for.
     (b)  As requested by the Partner, from time to time, the Channel will provide, at it's expense,

1.4     Term

     Subject to the provision of Section 2(d) below, the term of this Agreement shall be for a period of thirty-six (36) months and will automatically renew thereafter on a year-to-year basis unless either party provides sixty (60) days written notice of intent to terminate the Agreement.

                                   ARTICLE TWO
                             CHANNEL'S COMPENSATION
2.1     Compensation

     As compensation for the services to be provided pursuant to this Agreement, the Channel shall receive from the Partner for the services herein described, the following compensation.

     (a)  Partner shall pay Channel a total of $20,000 USD for a three days training workshop for the Partner's new sale force.

     (b)  The Channel shall be paid $30,000 USD thirty days after the commencement of this Marketing Channel Agreement or upon receipt of funding.

     (c)  The Channel shall be paid $30,000 USD sixty days after the commencement of this Marketing Channel Agreement or upon the receipt of funding.

     (d)  The Partner shall pay the Channel every time the Partner places an order from the Channel.

     (e)  The Channel will receive 1,000,000 shares of rule 144 shares ninety days after the signing of this agreement.

                                  ARTICLE THREE
                         REPRESENTATIONS AND WARRANTIES

3.1     Channel

     The Channel hereby represents, warrants and covenants that it will keep the
Partner fully informed of all material Channel plans and developments, that all such information will be true, and will not omit any information necessary, in light of the information provided, to render such information not misleading.

3.2     Channel

     The Channel hereby represents, warrants and covenants to the Partner that:

     (a)  Channel is qualified to perform the services contemplated by this
          Agreement;

     (b)  Channel shall keep all information related to the Business confidential for the term of this Agreement and for a period of 3 months following such termination;

3.3     The Parties acknowledge that, except as herein set forth, there are no representations or warranties of any kind.

                                  ARTICLE FOUR
                                  MISCELLANEOUS

4.1     Notices

     All notices, demands or other written communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after deposit with a reputable international next-day courier, return receipt requested, postage prepaid, addressed as follows:

          TO CHANNEL:               Cormax Business Solutions, Ltd.
                                            708 11th Avenue S.W., Suite 250
                                            Calgary, Alberta, Canada T2P 3ES

          TO THE PARTNER:           Phon-net.com Inc.
                                            600-750 W. Pender St.
                                            Vancouver, BC Canada V6C 2T7

in each case, with copies to such other address or to such other persons as any
Party shall designate to the others for such purposes in the manner hereinabove set forth.

4.2     Amendment

     No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by Parties.

4.3     Merger

     This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall be of no force or effect.

4.4     Survival

     The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

4.5     Severability

     If any provision or any portion of any provision of this Agreement, other than a conditions precedent, if any, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

4.6     Governing Law and Venue

     This Agreement  shall be construed in accordance with the exclusive laws of the Province of Alberta and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in Province of Alberta.

4.7     Litigation

     In any action between the Parties to enforce any of the terms of this
Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

4.8     Benefit of Agreement

     The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, jointly and severally, their successors, assigns, personal representatives, estate, heirs and legatees.

4.9     Captions

     The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

4.10    Number and Gender

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or
Parties, or their personal representatives, successors and assigns may require.

4.11    Further Assurances

     The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

4.12    Status

     Nothing in this Agreement shall be construed or shall constitute a
Partnership, joint venture, employer-employee relationship or lessor-lessee relationship but, rather, the relationship established pursuant hereto is that of vendor/purchaser.

4.13    Counterparts

     This Agreement may be executed in any number of counterparts.  All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

                                  ARTICLE FIVE
                                    PRODUCTS

5.1     See Attachment "A" for the Product and Services Offered by the Channel.

     IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the 9th of July 2001.

Signed, Sealed & Delivered
in Our Presence                                 PHON-NET.COM, INC.

                                         By: /s/ Brian Collins

                                             Brian Collins, President

                                                CORMAX BUSINESS SOLUTIONS LTD.

                                         By: /s/ Todd Violette

                                             Todd Violette, President

                                   Appendix A

                                Channel Products

NetBolt
NetBolt is a complete `turn-key' solution that consists of a firewall appliance, installation ongoing support, software updates and maintenance.
NetBolt includes the following features :
Around-the-clock protection from hackers and Denial of Service (DoS) attacks
Anti-Virus protection
    o    Network Wide 24x7 Virus Protection. Based on Network Associates' McAfee
         VirusScan technology, Anti-Virus automatically and transparently updates the virus software on every computer on the network, providing around-the-clock protection from new viruses as soon as the cure is available.
    o    Enforcement of Virus Policy on all Windows PCs. Virus protection is enforced for any Windows computers on the LAN. If a user removes the virus protection software from their computer, they will be forced to reinstall as soon as they try to access the Internet. The system ensures that Internet access will not be allowed without up-to-date virus protection.
    o    E-mail Attachment Filtering. Enables custom rule configuration for filtering potential virus carrying E-mail attachments. A network administrator can either delete or disable E-mail attachments based on a centralized list of file extensions.
    o    Trojan Horse Protection. "Trojan horse" viruses appear to be benign files often sent as email attachments, but in reality are malicious viruses. These Trojans can be used to open a path into the LAN for the sender, or even take over computers on the network to be used in attacks on other remote networks. Network Anti-Virus detects and deletes these Trojans before they can take control of your network.
    o    Comprehensive Virus Alerting and Logging. With Network Anti-Virus, the
         administrator is kept abreast of newly discovered serious viruses. In the case of a widespread infection, policies can be put in place to automatically update anti-virus software to a version with the fix before the network is infected. When virus alerts are issues, the information is logged in the Internet security appliance and an e-mail alert is sent to the administrator with detailed information on the virus.
Content Filtering
    o    Content Filter List Subscription. Content Filter List, available by subscription, automatically updates content filters weekly with new and relocated sites, extending your protection and reducing administrative costs.
    o    URL Filtering with Trusted and Forbidden Domains. Network
         administrators can specify domains or hosts (e.g., "yahoo.com") that can access can be allowed ("Trusted") or denied ("Forbidden"). This feature can be used to customize the Content Filter List, or to allow
         Web access to sites on a custom list. With careful screening, this can be close to 100% effective at blocking objectionable material.
    o    Keyword Blocking. Internet security appliances can optionally scan both the filename field and host field for specific keywords, and block any requests that contain them. For example, if the administrator enters the keyword "sex," access to sites such as http://www.hotsex.com will be blocked.
    o    Java, ActiveX and Cookie Blocking. Java and Active X are often used for hacker attacks. "Cookies," which direct a remote Web browser to save small amounts of data on its local hard disk, can be used to store preference information, and track Web usage history. For this reason, they can cause some privacy concerns. Internet security appliances can be configured to block Java and ActiveX scripts, as well as Cookies.
    o    Block by Time of Day. Internet security appliances allows the network administrator to make filtering active during certain times of day. A school could, for example, have filtering on during school hours and then remove filtering controls after school. A business could allow unfiltered Internet access to employees during a lunch hour and after work hours. When Time of Day filtering is activated, all filtering functions (filter list, cookies blocking, keyword blocking, etc.) will be on or off during specified times.

Priority IP

With PriorityIP customers can take control of their internet connections. Often, critical business applications are forced to compete for limited bandwidth with network applications that are less important and often more consuming. While for many the solutions is to increase the amount of access bandwidth, this is often not the `fix' they had hoped for. PriorityIP allows the customer to determine what network applications are most important and therefore require first access to the bandwidth, leaving other applications competing for the remaining bandwidth.

Automatically classifies network traffic into categories based on application, protocol, subnet, URL, and other criteria--yielding thousands of potential categories. PriorityIP goes beyond static port-matching and IP address schemes.
It classifies on the basis of layer-7 information of the OSI networking model, pinpointing applications such as SAP or MP3 sharing applications.

Provides detailed analysis of application performance and network efficiency, describing peak and average bandwidth utilization, response times divided into network and server delays, top users, top web pages, top applications, and more.

With policy-based bandwidth allocation and traffic shaping, PriorityIP protects critical applications, paces those that are less urgent, and optimizes performance of a limited WAN-access link. You specify bandwidth minimums and/or maximums on a per-session or per-application basis. Our TCP Rate Control technology proactively prevents congestion on both inbound and outbound flows, eliminates unnecessary packet discards and retransmissions, and forces a smooth, even flow rate that maximizes throughput.

Extensive reporting capabilities: reports, graphs, statistics, and SNMP MIBs.
With service-level agreements, you can define performance standards, compare actual performance with service-level goals, and generate reports on compliance.

Priority IP is a comprehensive solution that includes specialized hardware and software, installation and ongoing maintenance and support.

Examples of Applications that can be classified and controlled:

_______________________________________________________________________________

ERP                     Streaming               E-mail and
o SAP                   Media                   Collaboration
o Oracle Java Client    o Napster               o Microsoft DCOM
o Baan                  o Windows Media           (MS Exchange)
o JD Edwards            o Gnutella              o SMTP
                        o Real Audio            o cc:MAIL
Client/Server Apps      o Streamworks           o Biff
o CORBA                 o RTSP                  o POP3
o SunRPC                o MPEG                  o IMAP
o Java Rmt Mthd         o ST2                   o LotusNotes MSSQ
o FIX (Finance)         o SHOUTcast             o Novell GroupWise
o MATIP (Airline)       o QuickTime             o Yahoo! Messenger
o MeetingMaker          o RTP
o OpenConnect                                   Session
o JCP                   Voice over IP           o Telnet
                        o CUSeeMe               o Timbuktu
Thin Client or          o H.323                 o REXEC
Server Based            o T.120                 o rlogin
o Citrix Published      o RTP                   o Xwindows
  Apps &                o RTCP                  o VNC
  VideoFrame            o VDOPhone
o RDP/Terminal          o Micom VIP
  Server                o I-Phone
                        o Clarent
                        o MCK Comm.
-------------------------------------------------------------------
Cont'd

Internet                Database                Print
o HTTP by URL,          o Oracle 7/8i           o LPR
  Web browser, &        o FileMaker Pro         o TN5250p
  Mime type             o MS SQL                o TN3287
o FTP                   o Progress              o IPP
o SSL
o NNTP                  File Server             Host Access
o IRC                   o NFS                   o TN3270
o Gopher                o NetBIOS-IP            o TN5250
o UUCP                  o Lockd                 o Attachmate
o SSHTCP                o Novell                  SHARESUDP
o IP, UDP, TCP            NetWare5              o ATSTCP
o IPv6                                          o SMTBF
o TFTP                  Network                 o Persoft Persona
o ActiveX               Management
                        Protocol                Gaming Systems
Legacy LAN              o ICMP by packet        o Doom
and Non-IP                type                  o Quake
o AppleTalk             o SYSLOG                o Quake II
o DECnet                o SNMP                  o Kali
o IPX                   o NTP
o SNA                   o Cisco Discovery       Push
o FNA                   o Microsoft SMS         o Marimba
o LAT                   o RSVP                  o PointCast
o NetBEUI                                       o Backweb
o AFP                                           o EntryPoint

_______________________________________________________________________________

TransiNet
TransiNet provides customers with a secure means of using the Internet to connect branch office networks together. By creating `tunnels' through the internet this system prevents anyone on the Internet from viewing the data transmissions between offices, and prevents unwanted users from gaining access to the corporate network and data resources contained within. This comprehensive solution includes specialized hardware and software, installation and ongoing maintenance and service. Some of the key features include:
Tunneling Protocols
    o     Point to point tunneling protocol (PPTP), including compression and encryption; L2F, L2TP
    o     IPSec, including Authentication Header (AH), Encapsulating Security
          Protocol (ESP), and Internet Key Exchange (IKE)
Routing Protocol
    o     RIP1, RIP2, OSPF, VRRP
Authentication Services
    o     Internal or external Lightweight Directory Access Protocol (LDAP)
    o     Remote Authentication Dial-In User Services (RADIUS)
    o     Token card integration: Security Dynamics and AXENT
    o     Digital certificate authentication with Entrust and VeriSign
Encryption
    o     Compliant with Federal Information Processing Standard 140-1 Level 2
    o     IPSec-certified by the International Computer Security Association
    o     Up to 192-bit key length S three separate 64-bit keys
    o     DES, Triple-DES, and RC4
Filtering Criteria
    o     Individual user or group profile; source and destination IP address;
          port, service, and protocol type; Synchronize Flag/Acknowledgement
          (SYN/ACK) bit
Bandwidth Management
    o     Group-level configurable minimum bandwidth settings. Priority levels using Random Early Detection (RED); four connection priority levels;
          differentiated services; code point marking; external Quality of
          Service: Resource Reservation Protocol (RSVP)
Accounting
    o     Internal and external RADIUS databases
    o     Event, system, security, and configuration accounting
    o     Automatic archiving by month to external system
Reliability
    o     Powerful, market-leading Intel processor architecture
    o     Multi-level authentication servers
    o     Automatic backup of all system data
Security
    o     Stateful firewall, including stateful packet inspection, audit,
          Network Address Translation (NAT)
    o     International Computer Security Association (ICSA) IPSec
          certification, July 1999
    o     Berkley packet filters
Client Software
    o     (Requires WindowsTM 95, 98, 2000 or Windows NTTM 4.0 or later)
    o     IPSec, including AH, ESP, and IKE, third-party main and aggressive mode clients
    o     Auto-configuration with "one-click" connection
    o     Tested with Linux Free S/WAN client
    o     iPass dial-up database with more than 8,000 locations (Service requires customer subscription with iPass)

V-IP
V-IP is an easy and affordable video conferencing solution that allows our customers to conduct boardroom to boardroom video based meetings. This complete system includes hardware, software, installation and on-going support. With V-IP customers can reduce travel costs, increase the number and quality of branch to branch meetings. V-IP also means that people who wouldn't normally travel for meetings can attend via "V-IP Meetings".
Features
     o    Full-motion video at 30 frames per second in point-to-point calls
     o    Full duplex digital audio with noise suppression and echo cancellation
     o    An embedded Web server handles diagnostics and simple software upgrades over the Net
     o    The capability of 4 locations at 128 Kbps and 3 locations at 256 Kbps over H.320
     o    Web-based presentation system makes it easy to share graphics and slides
     o    Address book records numbers frequently dialed
     o    Voice tracking camera and track-to-preset function automatically focus on the speaker
     o    Simple GUI makes set-up fast and foolproof

SurveillaNet
The SurveillaNet family of products is a long-term, low-maintenance networked digital video storage solution that cost-effectively replaces traditional analog
VCR systems. These solutions offer the double advantage of sophisticated video storage and retrieval capabilities for video recording scenarios, plus the ability to have multiple network users view video in real-time for video monitoring applications. These advanced search capabilities mean significant reduction in the time to find stored video compared to traditional searching through hours of VCR tapes.

     o    Instant access to digitally stored video over any IP-based network, including conventional POTS or ISDN lines for remote management and monitoring of standalone sites
     o    Cost-effective replacement of the traditional time-lapse VCR/MUX solution that eliminates the need for videotapes, tape changing and storage, and third-party retrieval services.
     o    Flexibility based on specific customer requirements - number of cameras (up to 16 per DVR), frame rate (up to 30 fps @QCIF, up to 15 fps @CIF), duration of on-line stored video (up to 6 months), video quality, scheduling of actions (alarm monitoring, recording, viewing)
     o    Supports peripheral passthrough - including support of any PTZ camera or multiplexer
     o    Sophisticated search and retrieval functionality - date/time/location
          /camera/alarm event/transaction event,
     o    Video management - image copy, image print, image save (bmp or jpeg), save video clip as .avi file
     o    Event and alarm management - 60 seconds of pre-alarm images, video on alarm
     o    Scalable architecture - peer-to-peer server architecture, unlimited clients
     o    Network manageability - units are fully configurable and upgradeable from anywhere on the network (reducing on-site operational costs), bandwidth is manageable for smaller capacity networks
     o    System reliability - hardware watchdog, continuous health monitoring and reports (reducing on-site repair and maintenance costs)
     o    System security - audit reports, user access control